Exhibit 99.1

Beyond Appoints Consumer Industry Pioneer Debra Perelman to its Board of Directors

Beyond Welcomes Debra Perelman to Board of Directors to help drive Strategic Transformation and Growth

MURRAY, Utah – March 17, 2025 - Beyond, Inc. (NYSE:BYON), owner of Bed Bath & Beyond, Overstock, and buybuy BABY announced today that its Board of Directors has appointed Debra Perelman to serve as its newest independent director, effective March 14, 2025.

Debra Perelman, former Chief Executive Officer of Revlon, has more than 27 years of extensive leadership and operational experience across various business facets, including finance, distribution and sales, ecommerce, data analytics, investment and portfolio management, and marketing. Her deep knowledge of corporate strategy and innovation will further strengthen Beyond’s Board.

“We are honored to welcome Debra to the Beyond Board,” said Beyond Chairman of the Board and Principal Executive Officer, Marcus Lemonis. “Debra is a tested and superior operator who is well known for seizing opportunities in the digital and consumer space and is recognized as a thoughtful and decisive leader. Her knowledge and passion around corporate strategy, and innovation enhance our company’s positioning as we aggregate consumer brands and evolve our omnichannel and consumer driven strategy. Debbie’s insights and expertise will be invaluable as we continue on our path to profitability and ultimately deliver long-term shareholder value.”

“Beyond’s impressive brand portfolio—Bed Bath & Beyond, Overstock, and buybuy BABY—provides a strong foundation for growth in the retail sector,” said Perelman. “These are iconic brands that consumers love, and I am excited to support the company’s transformation. I look forward to working alongside the Board and management team to drive profitability and long-term success.”

About Beyond
Beyond, Inc. (NYSE:BYON), based in Murray, Utah, is an ecommerce focused affinity company that owns or has ownership interests in various retail brands, offering a comprehensive array of products and services that enable its customers to unlock their homes’ potential through its vast data cooperative. The Company currently owns Bed Bath & Beyond, Overstock, buybuy Baby, and other related brands and websites. The Company regularly posts information and updates on its Newsroom and Investor Relations pages on its website, Beyond.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including but not limited to statements regarding future business results, opportunities, strategies, and any consequences associated with the new director appointment. Additional information regarding factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 25, 2025, and in our subsequent filings with the SEC.

Contact Information
Investor Relations
ir@beyond.com
pr@beyond.com